The LGL Group, Inc. Reports Q1 2015 Financial Results

ORLANDO, FL, May 13, 2015 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the quarter ended March 31, 2015.
Summary of Q1 2015 Results:
•	Revenues of $5.4 million, a decrease of 11.9% compared to Q1 2014
•	Net loss of ($0.2) million, or ($0.07) per share, improved 78.0% vs. Q1 2014
•	Adjusted EBITDA of $0.1 million, or $0.03 per share, improved 114.3% vs. Q1 2014
•	Gross margin of 33.3%, improved 7.3 percentage points vs. Q1 2014

Total revenues for the quarter ended March 31, 2015, were $5,404,000, a decrease of 11.9% from revenues of $6,131,000 for the quarter ended March 31, 2014. Net loss for the quarter ended March 31, 2015, was ($178,000) compared with ($809,000) for the quarter ended March 31, 2014. Basic and diluted net loss per share for the quarter ended March 31, 2015 and 2014, was ($0.07) and ($0.31), respectively.  Gross margins improved to 33.3% for the quarter ended March 31, 2015; a 7.3 percentage point increase compared to 26.0% for the quarter ended March 31, 2014.
Adjusted EBITDA was $68,000, or $0.03 per share, for the quarter ended March 31, 2015, compared to EBITDA loss of ($476,000), or ($0.18) per share, for the quarter ended March 31, 2014. The improvement in adjusted EBITDA is due to a 7.3 percentage point improvement in gross margin and a year-over-year decrease of $450,000 in engineering, selling and administrative expenses as a result of the continued benefit from the Company's efforts to operate more efficiently.
The Company's Executive Chairman and CEO, Michael Ferrantino, Sr., said "Your new management team has now completed three quarters and the progress continues. Although our markets continue to be challenging, we are encouraged; new orders have stabilized following and almost continuous decline over the past several years. With the rightsizing of the business completed in the last half of 2014, as well as the improvement in margins, we are pleased to report our journey to profitability is on the horizon. While we continue on the road to profitability we have not jeopardized the longer term growth strategy of the Company. We have continued to upgrade our talent in marketing and engineering, adding two key employees this quarter. I, as well as all of our team, am committed to our continuous improvement program and will do our best to move this company forward."
Positive Cash Flows from Operations; Solid Capital Position

Operating cash flows were positive for Q1 2015, with net cash provided by operating activities of $112,000 for the quarter ended March 31, 2015, compared to net cash used in operations of ($540,000) for the quarter ended March 31, 2014.  This was primarily the result of the improvement in operating margins during the quarter.
Total cash and cash equivalents cash was $5.1 million, or $1.96 per share, at March 31, 2015, compared to $5.2 million, or $2.00 per share, at December 31, 2014.  Adjusted working capital (accounts receivable, net, plus inventory, net, less accounts payable) was down slightly to $5.6 million as of March 31, 2015, compared to $5.7 million as of December 31, 2014, which reflects the continuing effort to manage working capital levels to operating activity.

The Company's Chairman of the Board, Marc Gabelli, said "I, as well as the entire board, believe the building blocks are in place to return the Company to profitability and increase shareholder value. We are encouraged by the results of the first quarter; it is the strongest start to a fiscal year that this Company has had in some time. With exciting new products in our pipeline, as well as the talent we have invested in, we expect that over the next few years, as qualification programs are completed, new orders will grow, profits will increase and our shareholders will be rewarded."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These components ensure reliability and security in aerospace and defense communications, synchronize data transfers throughout the wireless and internet infrastructure, and provide low noise and base accuracy for lab instruments.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Patti Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000

 THE LGL GROUP, INC.
 Condensed Consolidated Statements of Operations – UNAUDITED

 (Dollars in Thousands, Except Per Share Amounts)
For the three months ended March 31,	2015	2014

REVENUES	$5,404	$6,131
Costs and expenses:
Manufacturing cost of sales	3,605	4,535
Engineering, selling and administrative	1,960	2,410
OPERATING LOSS	(161)	(814)
Total other (expense) income	(17)	5
LOSS BEFORE INCOME TAXES	(178)	(809)
Income tax benefit (provision)	—	—

NET LOSS	$(178)	$(809)

Weighted average number of shares used in basic and diluted EPS calculation	2,616,485	2,594,784
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.07)	$(0.31)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	March 31,	December 31,
ASSETS	2015	2014
Cash and cash equivalents	$5,048	$5,192
Accounts receivable, less allowances of $47 and $43, respectively	3,152	3,266
Inventories, net	4,030	4,198
Prepaid expenses and other current assets	317	278
Total current assets	12,547	12,934
Property, plant, and equipment, net	3,601	3,547
Intangible assets, net	515	528
Other assets	250	253
Total Assets	$16,913	$17,262

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	2,828	3,025
Stockholders' Equity	14,085	14,237
Total Liabilities and Stockholders' Equity	$16,913	$17,262

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income (loss) adjusted to exclude depreciation and amortization expense, interest income (expenses), provision (benefit) for income taxes and stock-based compensation expense. We believe such non-GAAP measures are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of 2015 GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA/ (EBITDA Loss):

For the three months ended (000's, except shares and per share amounts)	March 31, 2015	March 31, 2014

Net loss before income taxes	$(178)	$(809)
Add: Interest expense	5	8
Add: Depreciation and amortization	228	235
Add: Non-cash stock compensation	13	90
Adjusted EBITDA (EBITDA loss)	$68	$(476)

Weighted average number of shares used in basic and diluted EPS calculation	2,616,485	2,594,784
Adjusted EBITDA (EBITDA loss) per share	$0.03	$(0.18)